VENTURE AGREEMENT

This VENTURE AGREEMENT (this "Agreement") is entered into as of April 14, 2005 (the "Effective Date") by and between SILVER DRAGON RESOURCES INC., a Delaware corporation ("Silver Dragon "), and SINO SILVER CORP., a Nevada corporation ("Sino").

WHEREAS, Sino owns a 60% interest in Sanhe Sino-Top Resources and Technologies, Ltd. ("Sino-Top") pursuant to the terms of a Joint Venture Contract dated January 27, 2005 among Sino and other holders of equity interests in Sino-Top (the "Sino-Top Joint Venture Contract");

WHEREAS, Sino-Top owns certain exploratory and licensing rights with respect to certain mining properties located in The People's Republic of China, including the real property described in Exhibit A (the "Property"); and

WHEREAS, Silver Dragon desires to assist in the financing of the exploration and, as applicable, development of the Property, and share in the revenues, if any, derived from the Property on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

  CONSIDERATION

    Payments by Silver Dragon. Silver Dragon shall pay to Sino the sum of $350,000, payable as follows: (a) $150,000 payable on the Effective Date; (b) $100,000 payable on the first anniversary of the Effective Date; and (c) $100,000 payable on the second anniversary of the Effective Date, with payments under (b) and (c) subject to the conditions set forth in Article V.

    Issuance of Stock by Silver Dragon. Silver Dragon shall issue to Sino 500,000 shares of common stock of Silver Dragon (the "Silver Dragon Shares") as follows: (a) 250,000 shares shall be issued on the Effective Date; and (b) 250,000 shares shall be issued on the first anniversary of the Effective Date.

    Payments by Sino.

      Sino shall pay to Silver Dragon (the " Silver Dragon Payment") a sum equal to 50% (the "Property Percentage Interest") of all distributions received by Sino from Sino-Top attributable to the Property (the "Property Distributions"). It is agreed that all Property Distributions will be received by Sino in trust as to a 50% interest for Silver Dragon. The Silver Dragon Payment will be due and payable from time to time within a reasonable period of time following Sino's receipt of the Property Distributions, not to exceed 30 days.

      The Property Distributions shall be deemed to include all distributions received by Sino from Sino-Top attributable to the Property, including, without limitation, distributions of current income, liquidating distributions on the sale or other disposition of Sino-Top's rights or interests in the Property or of Sino's interest in Sino-Top, and distributions in kind. The Property Distributions shall consist of gross revenues attributable to the Property less (i) expenses directly attributable to the Property other than general overhead expenses of Sino-Top ("Direct Expenses") and (ii) a pro-rata amount of the general overhead expenses of Sino-Top allocated to the Property equal to the total general overhead expenses of Sino-Top multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of real properties in respect of which Sino-Top has exploratory and/or development rights ("Indirect Expenses"). Gross Revenues attributable to the Property less Direct Expenses and Indirect Expenses are hereinafter referred to as "Profits". Sino-Top currently has exploratory and/or development rights on four properties, including the Property, with an option to acquire such rights on seven additional properties. The determination of whether distributions received by Sino from Sino-Top are "attributable" to the Property, and whether revenues, expenses and liabilities are "attributable" to the Property, shall be made by Sino, acting reasonably and in good faith, based on the books and records of Sino-Top, subject to the provisions of Section 4.1.

      The Property Distributions shall not be deemed to include distributions attributable to any property in respect of which Sino-Top or Sino has any rights or interests other than the Property. Sino makes no representations whatsoever as to the amount of the Property Distributions that can be expected to be received by Sino or the amount of the Silver Dragon Payment that can be expected to be received by Silver Dragon.

      As controlling shareholder of Sino-Top, Sino shall ensure that 60% of all Profits shall be distributed from Sino-Top to Sino as Property Distributions and not be retained by Sino-Top for corporate or other purposes. Thereafter, in accordance with the terms in Article 1.3(a) above, Sino shall distribute Silver Dragon Payments to Silver Dragon. Notwithstanding the aforementioned Sino shall not be required to receive its share of the Property Distributions, so long as Silver Dragon receives its Property Percentage Interest of the Property Distributions, as set forth herein.

  REPRESENTATIONS AND WARRANTIES OF SINO

  As a material inducement to Silver Dragon to enter into this Agreement, Sino represents and warrants to Silver Dragon, as of the Effective Date, as follows:

    Corporate Status. Sino is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

    Power and Authority. Sino has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Sino has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby.

    Enforceability. This Agreement has been duly executed and delivered by Sino and constitutes a legal, valid and binding obligation of Sino, enforceable against Sino in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

    No Violation. The execution and delivery of this Agreement by Sino, the performance by Sino of its obligations hereunder and the consummation by Sino of the transactions contemplated by this Agreement will not (a) contravene any provision of the articles of incorporation or bylaws of Sino, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award that is applicable to, binding upon or enforceable against Sino, (c) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract or agreement that is applicable to, binding upon or enforceable against Sino, (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of Sino, or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person or entity, that has not been obtained, made or given as of the Effective Date.

    No Commissions. Sino has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement.

    Ownership of Sino-Top Interest. Sino owns 60% of the equity interests of Sino-Top pursuant to the terms of the Sino-Top Joint Venture Contract.

    Organization of Sino-Top and Ownership of Property Rights. Sino-Top is a limited liability company organized and existing under the laws of The People's Republic of China. Sino-Top owns the exploratory and/or licensing rights and interests in the Property (and, if the Option (as defined in Section 4.2) is exercised and closes, the Additional Property (as defined in Section 4.2) that it represents it owns in the Sino-Top Joint Venture Contract).

    Representations Regarding Sino-Top and the Property. The execution and delivery and performance of the Agreement herein does not contravene any provision of the Sino-Top Joint Venture Contract, Sino having full, complete and unrestricted ability to assign to Silver Dragon a portion of its interest in the Sino-Top Joint Venture with respect to the Property (and, if applicable, the Additional Property as defined in Section 4.2). Sino-Top has exclusive exploratory rights with respect to the Property (and, if applicable, the Additional Property) pursuant to the laws of the Government of China, free and clear of all liens, disputes, taxes, claims and encumbrances. Sino-Top has validly renewed its exploration rights on the Property (and the Additional Property), such rights being valid up to and including January 19, 2006, and all required government permits have been validly issued and are in good standing pursuant to the laws of the Government of China. Sino does not require the consent of Sino-Top in order to enter into this Agreement.

    2.9 Deliveries. Sino has provided to Silver Dragon a true and correct copy of (a) the Sino-Top Joint Venture Contract, which has been signed and delivered by all parties thereto and is in effect, (b) the Certificate of Authority issued by the competent administration of industry and commerce in The People's Republic of China reflecting that Sino has become a new shareholder of Sino-Top holding 60% of the equity interests of Sino-Top (c) the written acknowledgement of Sino-Top) that either Sino-Top or the North China Geological Bureau shall be responsible for the initial exploratory or development work on the Property (and, if the Option is exercised and closes, the Additional Property), (d) copies of the articles of incorporation and bylaws of Sino as in effect on the Effective Date, certified as of the Effective Date by the Secretary of Sino as being true, correct and complete, (e) a certificate of good standing of Sino issued by the Secretary of State of the State of its incorporation as of a date not more than ten (10) days prior to the Effective Date, and (f) a certified copy of the renewal of Sino-Top's exploration rights with respect to the Property together with a certified English translation.

    2.10 Investment Representations.

      Sino is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Silver Dragon Shares and, if acquired by Sino pursuant to Section 4.2, the Additional Silver Dragon Shares (as defined in Section 4.2) (collectively, the "Shares").

      Sino is acquiring the Shares for its own account and not with a view toward distribution in a manner that would violate the Securities Act of 1933, as amended ("Securities Act").

      Sino understands that the Shares have not been registered under the Securities Act. Sino agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable state securities laws. Sino acknowledges that, until such time as the Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 under the Securities Act ("Rule 144") without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the Shares may bear a restrictive legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT UNLESS SOLD PURSUANT TO RULE 144 OF SAID ACT OR UNLESS THE SECURITIES ARE OTHERWISE SOLD, TRANSFERRED OR ASSIGNED IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

  2.11 Exploration of the Property. Sino represents that, as controlling shareholder of Sino-Top, it will ensure that Sino-Top begins the exploration and evaluation of the Property as soon as reasonably possible after the Effective Date.

  2.12 Disclosure. None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading.

  REPRESENTATIONS AND WARRANTIES OF SILVER DRAGON

  As a material inducement to Sino to enter into this Agreement, Silver Dragon represents and warrants to Sino, as of the Effective Date, as follows:

    Corporate Status. Silver Dragon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

    Power and Authority. Silver Dragon has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Silver Dragon has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby.

    Enforceability. This Agreement has been duly executed and delivered by Silver Dragon, and constitutes the legal, valid and binding obligation of Silver Dragon, enforceable against Silver Dragon in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

    No Violation. The execution and delivery of this Agreement by Silver Dragon, the performance by Silver Dragon of its obligations hereunder and the consummation by Silver Dragon of the transactions contemplated by this Agreement will not (a) contravene any provision of the articles of incorporation or bylaws of Silver Dragon, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award that is applicable to, binding upon or enforceable against Silver Dragon, (c) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract or agreement that is applicable to, binding upon or enforceable against Silver Dragon, (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of Silver Dragon, or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person or entity, that has not been obtained, made or given as of the Effective Date.

    No Commissions. Silver Dragon has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement.

    SEC Filings. Silver Dragon has timely filed with the SEC all documents required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 12 months preceding the Effective Date. The following documents (collectively, the "Exchange Act Documents") complied when filed in all material respects with the Exchange Act and the applicable rules and regulations of the SEC thereunder, and did not, when so filed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading: (a) Quarterly Report on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; (b) Annual Report on Form 10-KSB for the year ended December 31, 2004; and (c) all other documents filed by Silver Dragon with the SEC since January 1, 2004. The information contained in the Exchange Act Documents does not as of the Effective Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The term "file" as used in this Section 3.6 shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

    Capitalization. The authorized capital stock of Silver Dragon conforms as to legal matters to the description thereof contained in the Exchange Act Documents. As of the Effective Date, Silver Dragon has (a) 170,000,000 shares of capital stock authorized and no other shares of any class of capital stock, (b) 28,375,533 shares of capital stock issued and outstanding and (c) no shares of capital stock held in treasury. All of the issued and outstanding shares of capital stock of Silver Dragon (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws and (iii) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on Schedule 3.7, (A) no preemptive rights or rights of first refusal exist with respect to the shares of capital stock of Silver Dragon and no such rights arise by virtue of or in connection with the transactions contemplated hereby, (B) there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Silver Dragon to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock) save and except for subscriptions for shares received by Silver Dragon which would authorize the issuance of a maximum of 3,000,000 common shares, (C) there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Silver Dragon, (D) there are no anti-dilution or price adjustment provisions contained in any security issued by Silver Dragon (or in any agreement or document providing rights to security holders) that will be triggered by the issuance of the Shares, (E) there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of Silver Dragon, (F) there are no agreements or arrangements under which Silver Dragon is obligated to register the sale or any of its securities under the Securities Act and (G) Silver Dragon is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. The copies of the articles of incorporation and bylaws of Silver Dragon which were provided to Sino are true, accurate and complete and reflect all amendments made through the Effective Date.

    Valid Issuance of Shares. The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable federal and state securities laws, and will be free from all taxes, liens, claims and encumbrances. The issuance of the Shares will not be subject to any preemptive or similar rights.

    Financial Statements. The financial statements of Silver Dragon included in the Exchange Act Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-QSB) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the financial condition of Silver Dragon at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Exchange Act Documents to be filed subsequent to the Effective Date are not reasonably expected to be, material in amount or effect). Except (a) as reflected in Silver Dragon's unaudited balance sheet at December 31, 2004 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (b) for liabilities incurred in the ordinary course of business since December 31, 2004 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, Silver Dragon does not have any material liabilities or obligations of any nature.

    No Material Adverse Change; Litigation. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of Silver Dragon, taken as a whole, since December 31, 2004. There are no legal or governmental proceedings pending or threatened to which Silver Dragon is a party or to which any of the properties of Silver Dragon is subject other than proceedings accurately described in all material respects in the Exchange Act Documents and proceedings that would not have a material adverse effect on Silver Dragon, taken as a whole, or on the power or ability of Silver Dragon to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

    No Registration Required. It is not necessary under applicable laws in connection with the offer, sale and/or delivery of the Shares to Sino in the manner contemplated by this Agreement to register the Shares under the Securities Act. Silver Dragon has taken such action as is necessary to qualify the Shares for sale to Sino under applicable securities or "blue sky" laws of the states of the United States (or has obtained an exemption from such qualification), and has provided Sino with evidence of any such action so taken.

    Deliveries. Silver Dragon has delivered to Sino (a) copies of the articles of incorporation and bylaws of Silver Dragon as in effect on the Effective Date, certified as of the Effective Date by the Secretary of Silver Dragon as being true, correct and complete, (b) copies of resolutions adopted by the Board of Directors of Silver Dragon authorizing the transactions contemplated by this Agreement, certified as of the Effective Date by the Secretary of Silver Dragon as being true, correct and complete, and (c) a certificate of good standing of Silver Dragon issued by the Secretary of State of the State of its incorporation as of a date not more than ten (10) days prior to the Effective Date.

  ADDITIONAL COVENANTS

    Silver Dragon's Information and Accounting Rights.

      Sino shall cause Sino-Top to maintain its books and records in a manner that accurately segregates (i) revenues and expenses attributable to the Property from the revenues and expenses attributable to any other property in respect of which Sino-Top has rights or interests and (ii) if the Option is exercised and closes, revenues and expenses attributable to the Additional Property from the revenues and expenses attributable to any other property in respect of which Sino-Top has rights or interests, for purposes of determining Property Distributions and Additional Property Distributions, as applicable.

      Sino shall provide Silver Dragon with Sino-Top's financial statements related to the Property and, if the Option is exercised and closes, the Additional Property, within ten (10) days of completion thereof. In addition, at the time of each distribution of Silver Dragon's share of the Property Distributions, for purposes of allowing Silver Dragon to verify the payments due to it under this Agreement, Sino shall deliver to Silver Dragon a written statement (the "Property Distribution Statement") signed by the Secretary of Sino which shall: (i) state the amount of the Property Distribution received by Sino (or which Sino would be entitled to receive) with respect to the Property; (ii) provide details including receipts (with certified English translations, if necessary) of all permissible Direct Expenses as defined in Article 1.3; (iii) provide details of all permissible Indirect Expenses as defined in Article 1.3; (iii) list the net payment to Silver Dragon of each Silver Dragon Payment; and (iv) contain a certification by the Secretary of Sino that the Property Distribution Statement is true and correct. Silver Dragon shall have a period of 30 days to review the Property Distribution Statement and documentation provided by Sino and either accept or contest the amount of the Silver Dragon Payment. In the event Silver Dragon contest the amount of a Silver Dragon Payment, Sino shall supply it with such further documentation and verification of its calculations as Silver Dragon shall reasonably request, within 30 days of such request. In the event that Silver Dragon continues to contest the amount of a Silver Dragon Payment following receipt of such additional information and documentation, the matter shall be determined in accordance with paragraph (c) below.

      Silver Dragon may at any time and from time to time cause a complete audit to be made by it's auditors or chartered accountants (collectively, "Auditor") of Sino's and/or Sino-Top's business affairs, records and procedures relating solely to the calculation of Property Distributions and, if applicable, Additional Property Distributions. If the Auditor performing such audit reports to Silver Dragon that, in its reasonable opinion, Sino Top's records and procedures are insufficient to permit a determination of Property Distributions and/or Additional Property Distributions, Sino shall immediately after notice from Silver Dragon take such steps as are necessary to ensure that Sino-Top remedies this. If the Auditor reports that Sino and/or Sino-Top is in default pursuant to the requirements of Article 1 or 4 hereof or that, in its reasonable opinion, Sino's or Sino-Top's records and procedures are insufficient to permit a determination of Property Distributions and/or Additional Property Distributions, or if such audit discloses that the Silver Dragon Payment and/or Additional Silver Dragon Payment for the period in question are understated by Five Percent (5%) or more (the "Deficiency"), Sino shall forthwith, after being provided with notice from Silver Dragon, pay to Silver Dragon the cost of such audit ("Audit Cost") as well as the amount of the Deficiency. In the event that Sino disputes the amount of the Deficiency, Sino shall send written notice of such dispute to Silver Dragon ("Sino's Notice"). Within ten (10) days of receipt of Sino's Notice by Silver Dragon, Sino's auditor and Silver Dragon's Auditor shall choose a third auditor to review Sino's and/or Sino-Top's records. The report of the third auditor is final and binding on the parties hereto. In the event that the third auditor confirms that the Silver Dragon Payment and/or Additional Silver Dragon Payment for the period in question were understated by five percent (5%) or more, Sino shall remit the amount of the Deficiency and the Audit Cost to Silver Dragon forthwith. In addition, Sino shall be responsible for the cost of the third auditor. In the event that the third auditor determines that Silver Dragon Payment and/or Additional Silver Dragon Payment for the period in question were understated by less than five percent (5%), Silver Dragon shall be responsible for the cost of the third auditor.

      Sino shall make available to Silver Dragon from time to time, upon Silver Dragon 's request, technical information that it has regarding the Property (and the Additional Property, if applicable), including geological data and title confirmation.

      Sino will consult with Silver Dragon from time to time on technical and business matters affecting the Property (and the Additional Property, if applicable).

      Notwithstanding anything to the contrary in this Agreement, Silver Dragon shall have no right to participate in the management of Sino-Top or Sino.

    Silver Dragon's Option With Respect to Additional Property.

      Silver Dragon shall have the option, exercisable during the 30-day period following the Effective Date (the "Option Period"), to acquire an Additional Payment Right (as herein defined) with respect to an Additional Property (as herein defined), on the terms set forth in this Section 4.2 (the "Option"). For purposes hereof, the term "Additional Payment Right" means the right to receive from Sino payments (the "Additional Silver Dragon Payment") from time to time of a sum equal to 50% (the "Additional Property Percentage Interest") of all distributions received by Sino from Sino-Top attributable to the Additional Property (the "Additional Property Distributions"), subject to the terms of Section 4.2(b). It is agreed that all Additional Property Distributions will be received by Sino in trust as to a 50% interest for Silver Dragon. The Additional Silver Dragon Payment will be due and payable from time to time within a reasonable period of time following Sino's receipt of the Additional Property Distributions, not to exceed 30 days. For purposes hereof, the term "Additional Property" means property located in The People's Republic of China (other than the Property) selected by Sino in its sole discretion, in respect of which Sino-Top has mineral exploration and development rights.

      Following the Option Closing (as herein defined), the Additional Silver Dragon Payment will be due and payable from time to time within a reasonable period of time following Sino's receipt of the Additional Property Distributions, not to exceed 30 days. The Additional Property Distributions shall be deemed to include all distributions received by Sino from Sino-Top attributable to the Additional Property, including, without limitation, distributions of current income, liquidating distributions on the sale or other disposition of Sino-Top's rights or interests in the Additional Property or of Sino's interest in Sino-Top, and distributions in kind. The Additional Property Distributions shall consist of gross revenues attributable to the Additional Property less (i) expenses and liabilities attributable to the Additional Property other than general overhead expenses of Sino-Top ("Direct Expenses") and (ii) a pro-rata amount of the general overhead expenses of Sino-Top allocated to the Additional Property equal to the total general overhead expenses of Sino-Top multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of real properties in respect of which Sino-Top has exploratory and/or development rights ("Indirect Expenses"). Gross Revenues attributable to the Additional Property less Direct Expenses and Indirect Expenses are hereinafter referred to as "Additional Property Profits". The determination of whether distributions received by Sino from Sino-Top are "attributable" to the Additional Property, and whether revenues, expenses and liabilities are "attributable" to the Additional Property, shall be made by Sino, acting reasonably and in good faith, based on the books and records of Sino-Top, subject to the provisions of Section 4.1. The Additional Property Distributions shall not be deemed to include distributions attributable to any property in respect of which Sino-Top or Sino has any rights or interests other than the Additional Property. Sino makes no representations whatsoever as to the amount of the Additional Property Distributions that can be expected to be received by Sino or the amount of the Additional Silver Dragon Payment that can be expected to be received by Silver Dragon.

      As controlling shareholder of Sino-Top, Sino shall ensure that 60% of all Additional Property Profits shall be distributed from Sino-Top to Sino as Additional Property Distributions and not be retained by Sino-Top for corporate or other purposes. Thereafter, in accordance with the terms in Section 4.2(a) above, Sino shall distribute the Additional Silver Dragon Payment to Silver Dragon. Notwithstanding the aforementioned, Sino shall not be required to receive its share of the Property Distributions, so long as Silver Dragon receives its Property Percentage Interest of the Additional Property Distributions

      Silver Dragon may exercise the Option by giving Sino written notice of exercise within the Option Period. Within five (5) days of the Effective Date, Sino will provide Silver Dragon with written notice of the Additional Property selected by Sino together with a description of the exploratory and/or development rights of Sino-Top with respect thereto, and any other information reasonably requested by Silver Dragon in Sino's possession related to the Additional Property (the "Option Effective Date"). Silver Dragon 's failure to timely give Sino written notice of exercise of the Option within the Option Period shall be deemed to constitute a waiver by Silver Dragon of the Option. .

      In consideration of the Additional Payment Right, Silver Dragon shall (i) pay to Sino the sum of $350,000, payable as follows: (A) $150,000 payable at the Option Closing; (B) $100,000 payable on the first anniversary of the Option Closing; and (C) $100,000 payable on the second anniversary of the Option Closing and (ii) issue to Sino 300,000 shares of common stock of Silver Dragon (the "Additional Silver Dragon Shares") as follows: (A) 150,000 shares shall be issued at the Option Closing; (B) 75,000 shares shall be issued on the first anniversary of the Option Closing; and (C) 75,000 shares shall be issued on the second anniversary of the Option Closing. As a condition to Sino's obligation and Silver Dragon's right to close the Option, both parties shall deliver a certificate to the other party certifying that the representations and warranties of such party set forth in this Agreement are true and correct as of the Option Closing Date.

      If the Option is exercised, then subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by the Option (the "Option Closing") shall take place as promptly as practicable following Silver Dragon's exercise of the Option and receipt from Sino of the information to be provided pursuant to Section 4.2(d) (and in any event within twenty (20) days after the Option Effective Date), at the offices of Sino's counsel, or such other time and place as the parties may otherwise agree. The date on which the Option Closing occurs is referred to herein as the "Option Closing Date."

    Use of Cash Proceeds.

      The cash paid by Silver Dragon to Sino pursuant to Section 1.1 shall be used to finance the exploration and, if deemed feasible by Sino-Top, development of the Property by Sino-Top and for general working capital. Silver Dragon shall have the right to review and offer proposals for the budget for such exploration of the Property.

      If the Option is exercised and closes, the cash paid by Silver Dragon to Sino pursuant to Section 4.2(e) shall be used to finance the exploration and, if deemed feasible by Sino-Top, development of the Additional Property by Sino-Top and for general working capital. Silver Dragon shall have the right to review and offer proposals for the budget for such exploration of the Additional Property.

    Silver Dragon's Observation Rights. Silver Dragon shall be entitled, at its own cost and expense, to hire its own geologist to observe the exploratory and/or mining operations of the Property and, if the Option is exercised and closes, the Additional Property.

    Maintenance of Property Percentage Interest in Property.

      If Sino purchases additional equity interests in Sino-Top resulting in an increase of Sino's total indirect equity interest in the Property above 60% (the amount by which Sino's interest increases above 60% is referred to herein as the "Additional Interest in the Property"), then Silver Dragon shall have the option to pay to Sino 50% (the "Participation Percentage"), of the a pro-rata amount of the total purchase price for the Additional Interest in the Property and all related acquisition costs incurred by Sino, acting reasonably, (collectively, the "Transaction Costs") multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of real properties in respect of which Sino-Top has exploratory and/or development rights ("Silver Dragon's Purchase Price"), and thereupon cause the Property Percentage Interest to remain at 50%. If Silver Dragon does not make such payment, it will not be entitled to any portion of distributions received by Sino as a result of the Additional Interest in the Property.

      Prior to acquiring an Additional Interest in the Property, Sino shall give Silver Dragon written notice at least thirty (30) days prior to the closing of such acquisition, which shall set forth the material terms of such acquisition, including the percentage interest to be acquired by Sino, the purchase price, the estimated related acquisition costs, and the scheduled closing date. Silver Dragon may exercise its option under Section 4.5(a) by (i) giving Sino written notice of exercise at least five (5) days prior to the scheduled closing of such acquisition, and (ii) paying, at the time Silver Dragon provides such notice to Sino Silver Dragon's Purchase Price to be used towards the purchase of the Additional Interest in the Property. Silver Dragon's option hereunder shall be irrevocable once exercised. The Transaction Costs shall be deemed to include the purchase price for the Additional Interest in the Property, reasonable attorneys' and other professional fees incurred by Sino, closing costs and any other costs directly related to such acquisition. Any Transaction Costs that are estimated by Sino in its notice to Silver Dragon hereunder prior to the closing of the acquisition of the Additional Interest in the Property shall be reconciled with actual costs at the time of such closing and Silver Dragon shall be obligated to pay at such closing any amounts due based on such reconciliation or shall be entitled to a refund at such closing of any overpayments based on the actual amount due. In the event that Sino does not complete the purchase of the Additional Interest in the Property within 10 business days of the scheduled closing date, then, at the option of Silver Dragon in its sole discretion, Silver Dragon's Purchase Price shall be returned to Silver Dragon in full, without interest or deduction, upon written request thereof being provided to Sino.

    Acquisition of Additional Interest in Additional Property.

      If Sino purchases additional equity interests in Sino-Top resulting in an increase of Sino's total indirect equity interest in the Additional Property above 60% (the amount by which Sino's interest increases above 60% is referred to herein as the "Additional Interest in the Additional Property"), then Silver Dragon shall have the option to pay to Sino 50% (the "Additional Participation Percentage") of the total purchase price for the Additional Interest in the Additional Property and all related acquisition costs incurred by Sino (collectively, the "Additional Transaction Costs") and thereupon cause the Additional Property Percentage Interest to remain at 50%. If Silver Dragon does not make such payment it will not be entitled to any portion of distributions received by Sino as a result of the Additional Interest in the Additional Property.

      Prior to acquiring an Additional Interest in the Additional Property, Sino shall give Silver Dragon written notice at least fifteen (15) days prior to the closing of such acquisition, which shall set forth the material terms of such acquisition, including the percentage interest to be acquired by Sino, the purchase price, the estimated related acquisition costs, and the scheduled closing date. Silver Dragon may exercise its option under Section 4.6(a) by (i) giving Sino written notice of exercise at least five (5) days prior to the scheduled closing of such acquisition, and (ii) paying, at the time Silver Dragon provides such notice to Sino, 50% of the Additional Transaction Costs. Silver Dragon's option hereunder shall be irrevocable once exercised. The Additional Transaction Costs shall be deemed to include the purchase price for the Additional Interest in the Additional Property, attorneys' and other professional fees incurred by Sino, closing costs and any other costs related to such acquisition. Any Additional Transaction Costs that are estimated by Sino in its notice to Silver Dragon hereunder prior to the closing of the acquisition of the Additional Interest in the Additional Property shall be reconciled with actual costs at the time of such closing and Silver Dragon shall be obligated to pay at such closing any amounts due based on such reconciliation or shall be entitled to a refund at such closing of any overpayments based on the actual amount due.

    Silver Dragon's Covenants Respecting the Shares.

      Silver Dragon at all times shall have authorized, and reserved for the purpose of issuance, a sufficient number of shares of its common stock for issuance to Sino of the Shares in accordance with the terms of this Agreement.

      Silver Dragon will obtain, as long as Sino beneficially owns any of the Shares or other securities issued in respect thereof or in exchange therefor, and maintain the listing and trading of its common stock on The Bulletin Board, Nasdaq, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange and will comply in all respects with its reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. ("NASD") and such exchanges, as applicable. Silver Dragon shall promptly provide to Sino copies of any notices it receives from any exchanges or quotation systems on which its common stock is then listed regarding the continued eligibility of its common stock for listing on such exchanges and/or quotation systems.

      Silver Dragon shall cause the legend set forth in Section 2.9(c) to be removed and shall issue (or promptly instruct its transfer agent to issue) a certificate without such legend if (i) such security is registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (ii) such holder provides Silver Dragon with an opinion of counsel, in form, substance and scope reasonably satisfactory to Silver Dragon, to the effect that a public sale or transfer of such security may be made without registration under the Securities Act and such sale or transfer is effected.

    Further Assurances; Cooperation. Each party hereto shall use its commercially reasonable efforts to execute and deliver such additional instruments and other documents and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which either party's common stock may be listed in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any governmental authority to any such transactions.

    Press Releases. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by Silver Dragon or Sino without the prior approval of the other party. Sino and Silver Dragon will prepare all press releases and other public announcements related to this Agreement or the transactions contemplated hereby in a coordinated effort. Both parties agree to act expeditiously and cooperatively in this process, and to provide the other party with their respective comments within a 24 hour period.

    Confidentiality. Silver Dragon agrees and acknowledges that it may receive information concerning Sino or Sino-Top which constitutes material inside information, as defined for purposes of Section 20A and 21A of the Exchange Act ("Inside Information"). Silver Dragon shall not disclose any Inside Information to any person or entity other than pursuant to court order or with the prior written consent of Sino, until after such information has been publicly disseminated other than through the breach hereof by Silver Dragon. Both parties hereto acknowledge that improper disclosure of Inside Information constitutes a violation of the civil and criminal provisions of Sections 20A and 21A of the Exchange Act. In addition to the foregoing, Silver Dragon agrees that at all times after the Effective Date it shall (a) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Sino or Sino-Top or their respective properties, assets, plans, businesses and operations ("Confidential Information"), (b) use the Confidential Information solely in connection with the purposes of this Agreement and for no other purpose and (c) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to any third parties, without the prior written consent of Sino. In the event that Silver Dragon is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Silver Dragon shall provide Sino with prompt notice of such request or order so that Sino may seek to prevent disclosure. In the case of any disclosure, Silver Dragon shall disclose only that portion of the Confidential Information that Silver Dragon is ordered to disclose. The provisions of this Section 4.10 shall survive the termination of this Agreement.

  FINANCIAL REQUIREMENTS

    Initial Exploratory Work. Silver Dragon's obligation to pay Sino (i) the sum of $100,000 on the first anniversary of the Effective Date (the "Second Installment") and (ii) the sum of $100,000 on the second anniversary of the Effective Date (the "Third Installment") shall each be contingent upon written notice to Silver Dragon of Sino's determination made in its sole and absolute discretion, acting reasonably, to continue exploratory and/or development or related work on the Property for the next 12 month period. Such written notice shall be given no later than 20 days prior to each anniversary date of the Effective Date.

    Additional Silver Dragon Payments. (a) Following payment of the Third Installment, Silver Dragon's obligation to pay Sino in excess of $350,000 for its Property Percentage Interest shall arise in the event that (i) Sino-Top has incurred Direct and Indirect Expenses of $350,000 and (ii) Sino determines in its sole discretion, acting reasonably, to continue exploratory, development or related work on the Property. Silver Dragon shall be given no less than 30 days written notice (the "Budget Notice") of such determination along with the details of all permissible Direct Expenses and Indirect Expenses as defined in Article 1.3, certified by the Secretary of Sino reflecting Direct and Indirect Expenses of at least $350,000 and a proposed budget for further exploratory, development or related work to be performed on the Property during the next 12 month period reflecting additional capital required (the "Additional Capital"). Silver Dragon shall within 30 days after receipt of the Budget Notice either (i) consent to the payment of 50% of the Additional Capital which shall include amounts spent by Sino or Sino-Top in excess of $350,000, ("Silver Dragon's Additional Payment") and make a payment of 50% of Silver Dragon's Additional Payment within 60 days of receipt of the Budget Notice and thereafter the balance of Silver Dragon's Additional Payment within 120 days of receipt of the Budget Notice and thereby retain its Property Percentage Interest, or (ii) decline to make the Silver Dragon Additional Payment, or (iii) contest the calculation of Direct and Indirect Expenses. In the event Silver Dragon contests such calculation, Sino shall supply it with further documentation and verification as Silver Dragon shall reasonably request, within 30 days of such request. In the event Silver Dragon continues to contest the calculation following receipt of such additional information and documentation, the matter shall be referred to an accounting firm chosen by the parties who shall make a binding determination of the Direct and Indirect Expenses within 15 days and 50% of Silver Dragon's Additional Payment must be made within 60 days of initial receipt of the Budget Notice, if appropriate, with the balance of Silver Dragon's Additional Payment due within 120 days of receipt of the Budget Notice.

    Thereafter, Silver Dragon will continue to be responsible for 50% of the Direct and Indirect costs in the proposed budget for each subsequent year, subject to reduction for overpayment of budgeted Direct and Indirect Costs when compared to actual Direct or Indirect Costs for the prior 12 month period, in order to maintain its Property Percentage Interest.

    In the event that Silver Dragon does not make the Silver Dragon Additional Payment, and notwithstanding the foregoing, Sino contributes Additional Capital to the Property, Sino's percentage interest in the Property shall increase and Silver Dragon's Property Percentage Interest shall decrease. For the purpose of determining the decrease in Silver Dragon's Property Percentage Interest from 50%, the parties agree that 100% of the Property Interest is valued as follows:

($350,000 + the value of the Silver Dragon Shares (as hereinafter defined)) X 2.

If, upon receipt by Silver Dragon of the Budget Notice, the Silver Dragon Shares are eligible for sale under Rule 144 of the Securities Act Rules (the "Free Trading Shares"), the Silver Dragon Shares shall be valued based on the average closing price of the of Silver Dragon Shares over the 30 day period prior to receipt of the Budget Notice, multiplied by the number of Free Trading Shares. If all or a portion of the Silver Dragon Shares are restricted at the time of receipt of the Budget Notice (the "Restricted Shares"), such restricted shares shall be valued on the same basis as the Free Trading Shares less a discount of Fifty Percent (50%).

For example, if all of the Silver Dragon Shares are Free Trading Shares and the average closing price of the 500,000 Silver Dragon Shares for the 30 day period prior to receipt of the Budget Notice is $1.00, then the Property Interest would be valued at $350,000 + $500,000 X 2 = $1,700,000. Thereafter, if Sino contributes Additional Capital of $500,000 and Silver Dragon contributes nil, Silver Dragon's Property Percentage Interest would decrease to 38.6% (850,000 divided by 2,200,000).

    Additional Property Distributions. In the event Silver Dragon exercises its option pursuant to Section 4.2(a), (i) the requirement to make additional payments on the first and second anniversary dates of the Option Closing shall be subject to the same notice provision set forth in Article 5.1 and (ii) the request to make additional capital contributions shall be subject to the same notice, informational and payment obligations set forth in Article 5.2(a) above.

  INDEMNIFICATION

    Obligation to Indemnify. Each party hereto agrees to indemnify and hold harmless the other party hereto and its officers, directors, employees, affiliates and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, "Indemnifiable Damages"), arising from, relating to, caused by (whether in whole or in part), in connection with, or incident to any breach, inaccuracy or violation of any of the representations, warranties, covenants or agreements of such indemnifying party contained in this Agreement, in any schedule or exhibit to this Agreement, or in any certificate delivered by such indemnifying party in connection with this Agreement on the Effective Date. Without limiting the generality of the foregoing, in the event that Sino's equity interest in Sino-Top is reduced below 60%, or Sino breaches any of its obligations pursuant to the Sino-Top Joint Venture Contract which results in Sino losing its rights to receive all or part of the Property Distributions (and Additional Property Distributions, if applicable) (hereinafter either such event referred to as "Sino's Default"), then Sino agrees to indemnify Silver Dragon for its Indemnifiable Damages. Provided, however, that such Indemnifiable Damages shall be limited to the sum of $350,000, plus the value of the Silver Dragon Shares as hereinafter defined. If, upon receipt of notice of Sino's Default, the Silver Dragon Shares are eligible for sale under Rule 144 of the Securities Act Rules (the "Free Trading Shares"), the Silver Dragon Shares shall be valued based on the average closing price of the of Silver Dragon Shares over the 30 day period prior to receipt of notice of Sino's Default, multiplied by the number of Free Trading Shares. If all or a portion of the Silver Dragon Shares are restricted at the time of receipt of notice of Sino's Default (the "Restricted Shares"), such Restricted Shares shall be valued on the same basis as the Free Trading Shares less a discount of Fifty Percent (50%). The provisions of this Article VI shall survive the termination of this Agreement.

    Survival of Representations and Warranties. Each of the representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive after the Effective Date and shall survive the termination of this Agreement. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of any party contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

    Third Party Actions. With respect to each claim made by a third party for which an Indemnified Party (as hereinafter defined) seeks indemnification under this Article V (a "Third Party Claim"), the Indemnified Party shall give prompt notice to the Indemnifying Party (as hereinafter defined) of the Third Party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party has been materially prejudiced thereby (and such failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any other liability it may have to the Indemnified Party). The Indemnifying Party will have the right to defend the Indemnified Party against any Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as and to the extent that (a) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after receipt from the Indemnified Party of notice of the claim, that the Indemnifying Party will indemnify and defend the Indemnified Party and agrees in writing to provide such defense and indemnification, from and against any Indemnifiable Damages with respect to which such Indemnified Party is entitled to indemnification and defense under Section 5.1 hereof that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim; (b) the claim seeks the recovery of solely money damages and does not contain a claim for an injunction, specific performance, a declaration of rights or other equitable relief; (c) the Indemnifying Party conducts the defense of the claim actively and diligently; and (d) representation of both the Indemnified Party and the Indemnifying Party by the counsel selected by the Indemnifying Party would not create an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party. In all other cases, the Indemnified Party shall be entitled to retain its own separate counsel and control the defense of the Third Party Claim, all at the sole cost and expense of the Indemnifying Party. If there is a conflict of interest, however, that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party as reasonably determined by the Indemnified Party, then the Indemnified Party shall have the right to select separate counsel, at the Indemnifying Party's sole cost and expense, to participate in the defense of such action on behalf of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to so assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party pursuant to the provisions of this Article V for the related counsel and paralegal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed counsel in accordance with the provisions of this paragraph, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or (iii) the Indemnifying Party has not authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall have no right to settle or compromise, without the prior written consent of the Indemnified Party, any action or claim to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party other than monetary damages, or does not include as an unconditional term thereof the providing to the Indemnified Party by the third party of a release, in form and substance acceptable to the Indemnified Party, of all liability in respect of such claim. Nothing stated herein shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party any Indemnifiable Damages pursuant to the provisions of this Article V. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any action or claim assumed by the Indemnifying Party in accordance with the terms hereof and shall make available to the Indemnifying Party such information as the Indemnifying Party reasonably requests in connection with any such defense. For purposes of this Article V, an "Indemnified Party" shall mean a party claiming defense or indemnification under this Article V and an "Indemnifying Party" shall mean a party from whom defense or indemnification is sought under this Article V. With regard to any Third Party Claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (a) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, ten (10) days prior to the date that the judgment creditor has the right to execute the judgment; (b) the entry of a nonappealable judgment or final appellate decision against the Indemnified Party; (c) a settlement of the claim; or (d) with respect to indemnities for tax liabilities, upon the issuance of any binding resolution by a taxation authority. Notwithstanding the foregoing, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party. All indemnification claims not paid when due shall bear interest at a rate equal to the lesser of 10% per annum or the highest rate permitted by law.

    Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Indemnifiable Damages or other remedy based upon breach of representations, warranties, covenants, agreements or obligations or otherwise will not be affected by any investigation conducted (or not conducted) with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Indemnifiable Damages or other remedy based on such representations, warranties, covenants, agreements and obligations.

    Set Off. An Indemnified Party may set off any Indemnifiable Damages incurred by it against any amounts owed by the Indemnified Party pursuant to this Agreement to the Indemnifying Party, subject, however, to the following terms and conditions:

      The Indemnified Party shall give written notice to the Indemnifying Party of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which the Indemnified Party claims to have sustained by reason thereof and (ii) the basis of the claim therefor;

      Such set off shall be effected on the later to occur on the expiration of ten (10) days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved; and

      If, prior to the expiration of the Notice of Contest Period, the Indemnifying Party shall notify the Indemnified Party in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period, then the Indemnified Party may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

  ARBITRATION

  All controversies and claims arising under or relating to this Agreement are to be resolved by arbitration in accordance with the rules of the American Arbitration Association before a panel of three arbitrators selected in accordance with those rules. The arbitration is to be conducted in New York, New York. The arbitrators are to apply Delaware law, without regard to its choice of laws principles. Each party shall submit to any court of competent jurisdiction for purposes of the enforcement of any award, order or judgment. Any award, order or judgment pursuant to the arbitration is final and may be entered and enforced in any court of competent jurisdiction. The prevailing party in any dispute arising from or in connection with this Agreement shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and costs.

  GENERAL PROVISIONS

    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and fax numbers (or to such other addresses or fax numbers which such party shall designate in writing to the other party):

    if to Sino: Sino Silver Corp.

    1057 West 23 St.

    North Vancouver, B.C. V7P2H1

    Attention: Ian Park, President

    with a copy to: Akerman Senterfitt

    One S.E. 3rd Ave., 28th Floor

    Miami, Florida 33131

    Attn.: Leonard H. Bloom, Esquire

    Fax: (305) 374-5095

    if to Silver Dragon: Silver Dragon Resources, Inc.

    1121 Steeles Avenue West

    Suite 803 Toronto, Ontario, Canada M2R3W7

    Attn: Marc Hazout, President

    Fax: (416) 661-9510

    with a copy to: Garfin Zeidenberg LLP

    6400 Yonge Street

    Centerpoint Mall

    Toronto, Ontario, Canada M2M 3X4

    Attn: Stephen M. Cohen

    Fax: (416) 512-9992

    Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

    Term. This Agreement shall commence on the Effective Date and shall terminate following the disposition of all of Sino-Top's rights in the Property and, if the Option is exercised and closes, the Additional Property, or the liquidation of all of Sino's equity interest in Sino-Top, and in either case, the distribution of the Property Percentage Interest/Property Distributions and, if applicable, the Additional Payment Right to Silver Dragon.

    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and the certificates delivered on the Effective Date pursuant hereto, contain the entire understanding of the parties hereto in respect of their respective subject matters and supersede all prior (oral or written) agreements, understandings, representations and warranties between or among the parties with respect to such subject matters. The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any person or entity, other than the parties hereto, any rights or remedies hereunder. Each party hereto agrees that, except for the statements, representations and warranties contained in this Agreement and any exhibit, schedule or document attached hereto and any certificate delivered on the Effective Date pursuant hereto, neither party hereto makes any other statements, representations or warranties (whether in writing or otherwise) that the other is entitled to rely upon, and each hereby disclaims any other statements, representations or warranties (whether in writing or otherwise) made by each party hereto or any of the officers, directors, employees, agents, financial and legal advisors or other representatives of such party with respect to the preparation, execution and delivery of this Agreement and any exhibit, schedule or document attached hereto and any certificate delivered on the Effective Date pursuant hereto, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information (whether oral or written) with respect to any one or more of the foregoing.

    Independent Contractor Status. It is understood and agreed that the parties hereto are independent contractors only and not agents for any purpose whatsoever, and shall make no representations to the contrary to anyone. This Agreement does not create or represent a partnership between the parties hereto. Neither party hereto has the right or authority to assume, or create, any obligation of any kind, whether express or implied, on behalf of the other party hereto nor any right or authority to bind the other party hereto in any respect whatsoever. Neither party hereto is expressly or impliedly authorized to make decisions on behalf of the other party hereto, to enter into written or oral contracts or agreements of any nature on behalf of the other party hereto, to pledge the credit of the other party hereto or to extend credit in the name of the other party hereto, or to act as a legal representative of the other party hereto in judicial or extrajudicial proceedings.

    Transaction Costs. Except as otherwise provided in this Agreement, the parties hereto shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties hereto. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person or entity any legal or equitable rights hereunder. This Agreement and/or the rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto; provided that Sino may assign this Agreement and/or its rights and obligations hereunder to any successor to its business who/which agrees to assume its obligations hereunder. Any other purported assignment of rights or obligations in violation of this Agreement is void.

    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party hereto shall be considered to have the same binding legal effect as an original signature.

    Interpretation. The headings contained in this Agreement and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. As used in this Agreement, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

    Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement and/or the transactions contemplated by this Agreement, including, without limitation, its interpretation, construction, performance and enforcement.

    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force, if the essential terms and conditions of this Agreement for each party hereto remain valid, binding and enforceable.

    Construction. The parties hereto agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

{Signatures On Following Page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SILVER DRAGON RESOURCES INC.

By:

Name: Marc Hazout

Title: President

I have authority to bind the Corporation

SINO SILVER CORP.

By:

Name: Ian Park

Title: President

I have authority to bind the Corporation